Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-46459) pertaining to the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan of our report dated June 26, 2018, with respect to the financial statements and supplemental schedule of the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Weaver and Tidwell, L.L.P.

Houston, Texas

June 26, 2018